As filed with the Securities and Exchange Commission on July 26, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Northrop Grumman Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0640649
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Northrop Grumman 2011 Long-Term Incentive Stock Plan

Outstanding Options Under Acquired Plans

(Full Title of the Plan)

1840 Century Park East

Los Angeles, California 90067

(310) 553-6262

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jennifer C. McGarey

Corporate Vice President and Secretary

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California 90067

(310) 553-6262

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	46,211,556 shares(2)	$64.39(3)	$2,975,562,091(3)	$345,463

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 46,015,724 shares issuable under the Northrop Grumman 2011 Long-Term Incentive Stock Plan, and (ii) 195,832 shares issuable upon the exercise of outstanding options granted under the following plans acquired by Northrop Grumman Corporation in connection with its acquisition of TRW Inc.: the 1979 TRW Stock Option Plan, the 1984 TRW Stock Option Plan, the 1989 TRW Long-Term Incentive Plan, the 1994 TRW Long-Term Incentive Plan, the 1997 TRW Long-Term Incentive Plan and the 2000 TRW Long-Term Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on the New York Stock Exchange on July 19, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Northrop Grumman Corporation (the “registrant”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)    The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)    The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

As permitted by Section 145 of the DGCL, Article FIFTEENTH of Northrop Grumman’s Restated Certificate of Incorporation, as amended, provides that a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives any improper personal benefit. If, the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article V of Northrop Grumman’s Restated Bylaws, as amended, provide that the company will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, or agent of the company, or was serving at the request of an executive officer of the company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL, as in effect from time to time, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by that person in connection therewith. Officers and directors additionally have the right to be advanced their expenses incurred in defending or preparing for such a proceeding in advance of its final disposition, subject to an acceptable undertaking by the officer or director to repay all amounts so advanced if it is ultimately determined that he or she is not entitled to be indemnified for those expenses, and provided that the board does not determine that the payment would violate any applicable law. Northrop Grumman is not obligated to make such advances in connection with a proceeding instituted by it against the officer or director. The Bylaws further state that the indemnification provided therein is not exclusive of any other rights to which the indemnified person may be entitled and that no amendment to or repeal of the Bylaws would abrogate rights with respect to acts or omissions which already occurred.

Northrop Grumman has entered into an agreement with each of its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing.

Northrop Grumman has also purchased director and officer liability insurance applicable to its directors and officers.

The foregoing represents a summary of the general effect of the DGCL, Northrop Grumman’s Restated Bylaws, as amended, Restated Certificate of Incorporation, as amended, director and officer liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.    Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California on this 26th day of July, 2011.

NORTHROP GRUMMAN CORPORATION

By:	/s/ Jennifer C. McGarey
	Name:	Jennifer C. McGarey
	Title:	Corporate Vice President and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wesley G. Bush Wesley G. Bush	Chairman, Chief Executive Officer and President (Principal Executive Officer)	July 26, 2011

/s/ James F. Palmer James F. Palmer	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	July 26, 2011

/s/ Kenneth N. Heintz Kenneth N. Heintz	Corporate Vice President, Controller and Chief Accounting Officer	July 26, 2011

* Lewis W. Coleman	Director	July 26, 2011

* Victor H. Fazio	Director	July 26, 2011

* Donald E. Felsinger	Director	July 26, 2011

Signature	Title	Date

* Stephen E. Frank	Director	July 26, 2011

* Bruce S. Gordon	Director	July 26, 2011

* Madeleine Kleiner	Director	July 26, 2011

* Karl J. Krapek	Director	July 26, 2011

* Richard B. Myers	Director	July 26, 2011

* Aulana L. Peters	Director	July 26, 2011

* Kevin W. Sharer	Director	July 26, 2011

*By:	/s/ Jennifer C. McGarey
Jennifer C. McGarey
Attorney-in-fact

INDEX TO EXHIBITS

Number	Description

4.1	Restated Certificate of Incorporation of Northrop Grumman Corporation dated March 30, 2011

4.2	Bylaws of Northrop Grumman Corporation, as restated, March 30, 2011 (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on May 23, 2011, SEC File No. 001-16411)

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

15	Letter from Deloitte & Touche LLP, an independent registered public accounting firm

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

24	Power of attorney

99.1	Northrop Grumman 2011 Long-Term Incentive Stock Plan (incorporated by reference to Exhibit A to the Proxy Statement on Schedule 14A for the 2011 Annual Meeting of Shareholders filed on April 8, 2011, SEC File No. 001-16411)

99.2	1979 TRW Stock Option Plan, as amended (incorporated by reference to Exhibit A to the TRW Proxy Statement for the 1982 Annual Meeting of Shareholders dated March 18, 1982, SEC File No. 001-2384)

99.3	1984 TRW Stock Option Plan (incorporated by reference to Exhibit A to the TRW Proxy Statement for the 1984 Annual Meeting of Shareholders dated March 19, 1984, SEC File No. 001-2384)

99.4	1989 TRW Long-Term Incentive Plan (incorporated by reference to Exhibit A to the TRW Proxy Statement for the 1989 Annual Meeting of Shareholders dated March 17, 1989, SEC File No. 001-2384)

99.5	1994 TRW Long-Term Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10(f) to the TRW Annual Report on Form 10-K for the year ended December 31, 1996, SEC File No. 001-2384)

99.6	1997 TRW Long-Term Incentive Plan (incorporated by reference to Exhibit A to the TRW Proxy Statement dated March 12, 1997, SEC File No. 001-2384)

99.7	Amendment dated as of December 9, 1998 to 1997 TRW Long-Term Incentive Plan (incorporated by reference to Exhibit 10(h) to TRW Annual Report on Form 10-K for the year ended December 31, 1998, SEC File No. 001-2384)

99.8	Amendment dated as of May 11, 2001 to 1997 TRW Long-Term Incentive Plan (incorporated by reference to Exhibit 10(a) to TRW Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, SEC File No. 001-2384).

99.9	2000 TRW Long-Term Incentive Plan (incorporated by reference to Exhibit A to TRW Proxy Statement dated March 17, 2000, SEC File No. 001-2384)

99.10	Amendment dated as of May 11, 2001 to 2000 TRW Long-Term Incentive Plan (incorporated by reference to Exhibit 10(b) to the TRW Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, SEC File No. 001-2384)